EXHIBIT 10.3


                             EMPLOYMENT AGREEMENT



      THIS AGREEMENT is made this 3rd day April, 2000 between FAMOUF FIXINS, INC., a New York corporation with offices at 250 West 57th Street, Suite 1112, and JODY KING-CHEIFETZ ("Employee") residing at 6 Oakridge Rd Bloomfield, NJ 07003.

                                 WITNESSETH:

      WHEREAS, Employer desires to retain the services of Employee and Employee desires to be employed by Employer upon the terms and conditions hereinafter set forth;

      NOW THEREFORE, in consideration of the agreements herein contained, the parties hereto agree as follows:

      1. EMPLOYMENT. Employer hereby employs Employee, and Employee hereby agrees to serve, as Sales Manager of Employer, or such other position and with such title as Employer may reasonably designate, for the Term of Employment (as defined in Section 2). The duties of Sales Manager includes responsibility for managing sales through Employer's broker-distribution network. Employee agrees to perform such services as are customary for such office or to such other offices as shall from time to time be assigned to Employee by Employer's Board of Directors or its designee, and, in the absence of such assignment, such services customary to such offices as are necessary to the operations of Employer. Employee further agrees to use Employee's best efforts to promote the interest of Employer and to devote Employee's full business time and energies during normal business hours to the business and affairs of Employer during the Term of Employment.

      2. TERM OF EMPLOYMENT. The employment hereunder shall commence on April 3, 2000 and shall continue for a term ending April 1, 2001 (the "Term of Employment"), unless earlier terminated: (a) upon death of Employee; (b) at the option of Employer upon 30 days' prior written notice to Employee, in the event Employee, by reason of physical injury, illness or otherwise, is unable to materially perform her duties hereunder for a continuous period of 30 days; or (c) upon the discharge of Employee by the Board of Directors of Employer for "cause" (as defined in Section 7 hereof). The Term of Employment may be shortened, upon written notice of the Board of Directors of Employer given at any time, as determined in the sole discretion of the Board of Directors of Employer that Employer has insufficient business or revenues to continue Employee's employment; in which event, the Term of Employment shall end thirty days after written notice thereof is sent to Employee. The Term of Employment shall be automatically renewed for additional one year periods, subject to Employer's right to terminate "at will" at any time upon written notice.

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      3.      COMPENSATION.

            A. Salary. As compensation for the services to be provided hereunder, Employer shall pay Employee salary at the annualized rate of seventy thousand dollars ($70,000) during the Term of Employment. In consideration of Employee's agreement not to compete as set forth in Section 4, Employee shall be entitled to additional compensation at the annualized rate of ten thousand dollars ($10,000) which is a draw against Bonus Compensation during the Term of Employment.

            B. Bonus Compensation. In consideration of Employee's agreement not to compete as set forth in Section 4, Employee shall be entitled to a sum, payable quarterly, equal to four and one-half percent (4.5%) of all royalties paid by Employer to celebrity licensors during the Term of Employment pursuant to a license agreement for the manufacture, sale and marketing of a food product. Employee shall also be entitled to a sum equal to one-half of one percent (0.5%) of the increase in net revenues during the Term of Employment as compared to prior fiscal year, payable after Employer's financial statements are finalized and released to the general public.

            C. Option Bonus. In consideration of Employee's agreement not to compete as set forth in Section 4, Employee shall be granted options to purchase a total of 300,000 shares of Employer's unregistered and restricted common stock, exercisable for five years from the date of grant, subject to vesting during the Term of Employment. The first 60,000 options shall vest October 1, 2000, and the remaining options shall vest in equal increments over the subsequent four years during the Term of Employment. The exercise price of the first 60,000 options shall be $.15 per share. The exercise price of the remaining 240,000 options shall be equal to a 50% discount from the closing bid price of the common stock on the last trading date immediately preceding each vesting. In the event Employee no longer serves as an employee of Employer on a continuous basis through each vesting period, the unvested options shall terminate immediately upon the termination of Employee's Term of Employment.

                  Employee shall be entitled to additional options to purchase 4,000 shares of common stock. Employer shall register the common stock underlying the 4,000 options on its next registration statement on Form S-8 or such other registration statement as Employer in its sole discretion deems appropriate. The exercise price for the 4,000 options shall be $.15. The 4,000 options shall vest immediately upon the execution of the Employment Agreement.

                  All options to purchase up to 304,000 shares of common stock described above expire on April 3, 2005 or as otherwise provided in the Stock Option Agreement between Employer and Employee.

      4.      COVENANT NOT TO COMPETE; INTELLECTUAL PROPERTY CONFIDENTLALITY.

            A. Covenant Not to Compete and Solicit. During the Term of Employment and for a period of three (3) years after termination of Employee's employment with Employer, Employee will not, within any jurisdiction in which Employer or any affiliate conducts its

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business operations, directly or indirectly, own, manage, operate, control, be employed by or participate in the ownership, management, operation or control of, or be connected in any manner with, any business of the type or character engaged in or competitive with that conducted by Employer. The decision of Employer's Board of Directors as to what constitutes a competing business shall be final and binding upon Employee, and such decision shall be made in good faith, or as adjudicated in a court of law. Employee confirms that the Employer presently conducts business operations based on marketing of celebrity endorsed products. For these purposes, ownership by Employee or any affiliate of Employee of securities of a public company not in excess of one percent (1%) of any class of such securities shall not be considered to be competition with Employer. Employee represents to Employer that Employee was not engaged in the business presently conducted by Employer prior to Employee's affiliation with Employer, and Employee further represents to Employer that the enforcement of this provision will not restrict Employee's ability to make a living.

                  For a period of three (3) years after termination of Employee's employment with Employer, Employee further agrees to refrain from interfering with the employment relationship between Employer and its other employees by soliciting any of such individuals to participate in any way in any other business ventures and agrees to refrain from soliciting business from any client or prospective client (as disclosed in a list, compiled in good faith, to be provided to Employee by Employer at the time Employee ceases to be employed, which list shall be binding upon Employee) of Employer's for Employee's benefit or for any other entity.

                  It is the desire and intent of the parties that if any provisions of this Section 4(A) shall be adjudicated to be invalid or unenforceable, this Section 4(A) shall be deemed amended to delete therefrom such provisions or portion adjudicated to be invalid or unenforceable, such amendment to apply only with respect to the operation of this paragraph in the particular jurisdiction in which such adjudication is made.

            B. Intellectual Property. During the Term of Employment, Employee will disclose to Employer all ideas, inventions and business plans developed by Employee during such period which relates directly or indirectly to the business of Employer or affiliates, including without limitation any process, operation, product or improvement which may be patentable or copyrightable. Employee agrees that such will be the property of Employer and that Employee will, at Employer's request and cost, do whatever is reasonably necessary to secure the rights thereto by patent, copyright or otherwise to Employer.

            C. Confidentiality. Employee agrees to not divulge to anyone (other than Employer or any other persons employed or designated by Employer) any knowledge or information of any type whatsoever of a confidential nature relating to the business of Employer or any of its subsidiaries or affiliates, including without limitation all types of trade secrets (unless readily ascertainable from public or published information or trade sources). Employee further agrees not to disclose, publish or make use of any such knowledge or information of a confidential nature without prior written consent of Employer.

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      5.      REIMBURSEMENT OF EXPENSES. Employee shall be entitled to be reimbursed for reasonable travel and other reasonable expenses incurred in connection with Employee's services to Employer pursuant to and during the Term of Employment upon a basis consistent with the policies established or announced by Employer.

      6. BREACH BY EMPLOYEE. Both parties recognize that the services to be rendered under this Agreement by Employee are special, unique and extraordinary in character, and that in the event of a breach by Employee of the terms and conditions of this Agreement to be performed by Employee, or in the event Employee performs services during the Term of Employment for any person, firm, corporation or other entity engaged in a competing line of business with Employer, or otherwise breaches this Agreement, Employer shall be entitled, if it so elects, to take all actions, either in law or in equity, that it deems necessary to protect its rights and interests.

      7. TERMINATION FOR CAUSE. Employer may terminate Employee for cause upon ten days' prior written notice to Employee. For purposes of this Agreement, an event or occurrence constituting "cause" shall mean:

            A. Employee's willful failure or refusal after notice thereof, to perform specific directives of Employer's Board of Directors, when such directives are consistent with the scope and nature of Employee's duties and responsibilities as set forth in Section 1 and elsewhere herein;

            B.      Dishonesty of Employee affecting Employer;

      C. Employee's arrest for a felony or any crime involving fraud or misrepresentation;

            D. Any gross or willful conduct of Employee resulting in loss to Employer, damage to Employer's reputation or theft from Employer;

            E. Other than physical injury or illness, Employee's failure to perform the duties and responsibilities under this Agreement; or

            F. Any breach (not covered by any of the clauses (A) through (E)) of any of the provisions of this Agreement, causing damage to Employer, if such breach is not cured within five days after written notice thereof to Employee by Employer.

      8. ASSIGNMENT. This Agreement is a personal contract and, except as specifically set forth herein, the rights and interests of Employee herein may not be sold, transferred, assigned, pledged or hypothecated by Employee. The rights and obligations of Employer hereunder shall be binding upon and run in favor of the successors and assigns of Employer. In the event of any attempted assignment or transfer of rights hereunder contrary to the provisions hereof, Employer shall have no further liability for payments hereunder. Employee specifically consents to assignment of this Agreement by Employer pursuant to any reorganization or merger that Employer may effect hereafter.

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      9.      GOVERNING LAW; CAPTIONS. This Agreement contains the entire agreement between the parties and shall be governed by the laws of the State of New York. It may not be changed orally, but only by agreement in writing signed by the party against whom enforcement of any waiver, change, modification or discharge is sought, and consented to in writing by the President of Employer. Section headings are for convenience or reference only and shall not be considered a part of this Agreement.

      10. PRIOR AGREEMENTS. This Agreement supersedes and terminates all prior agreements between Employer and Employee relating to the subject matter herein addressed.

      11. NOTICES. Any notice or other communication required or permitted hereunder shall be sufficiently given if delivered in person to Employer by delivery to its Chairman of the Board of Directors or sent by telex, telecopy or by registered or certified mail, postage prepaid, addressed as follows:

If to Employee, to:
_____________________
_____________________


If to Employer, to:
Famous Fixins, Inc.
Attn:  Chairman of the Board
250 West 57th Street, Suite 1112
New York, NY 10107
Fax:  212-245-7767

With a copy to:
Law Offices of Dan Brecher
99 Park Avenue, 16th Floor
New York, NY 10016
Fax:  212-808-4155

      IN WITNESS WHEREOF, Employer has by its appropriate officer signed this Agreement and Employee has signed this Agreement, on and as of the date and year first above written.

FAMOUS FIXINS, INC.

By:   /s/ Jason Bauer
   --------------------------------
      Jason Bauer, President


EMPLOYEE

By:   /s/ Jody King-Cheifetz
      Jody _________

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